EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent in the Registration Statement on Form S-1 and related Prospectus of Optex Systems Holdings, Inc. for the registration of shares of its common stock to the incorporation by reference therein of our report dated December 22, 2014, with respect to the consolidated financial statements of Optex Systems Holdings, Inc. and its subsidiaries included in its Annual Report (Form 10-K) for the years ended September 28, 2014 and September 29, 2013, and to the incorporation by reference therein of our report dated January 16, 2015 relating to our audits of the special purpose financial statements of Applied Optics Product Line for the years ended December 31, 2013 and 2012, as filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption “Experts”. /s/ PMB Helin Donovan, LLP
DRAFT

Dallas, Texas

October 15, 2015